UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)  January 3, 2007

OPES EXPLORATION INC.
(Exact name of registrant as specified in its chapter)

Nevada	000-51707	00-0000000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
9620 Williams Road, Richmond, British Columbia, Canada		V7A 1H2
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (604) 723-9660

8731 Cambie Road, Richmond, British Columbia, V6X 1K2, Canada
(Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN REPORT

Item 5.01. Changes in Control of Registrant.

On January 3, 2007, there was a change in control in the voting shares of Opes. The basis of the change in control was a transfer of shares from one controlling shareholder to another.

Gordon Racette reached an agreement to sell in a private transaction 2,000,000 of his shares to Ken Ralfs. As a result of the share transfer, Mr. Racette owns 1,000,000 shares of common stock and Mr. Ralfs owns 2,000,000 shares of common stock in the capital of Opes, which represents 18.7% and 37.5% respectively of the issued and outstanding shares of common stock in the capital of Opes.

Prior to the transfer of shares, no shareholder beneficially owned 5% or more of the issued and outstanding shares of common stock, with the exception of Mr. Racette, who owned 56.2% of the issued and outstanding shares of common stock.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 3, 2007, Gordon Racette resigned as the President, the Chief Executive Officer, and the Chief Financial Officer of Opes Exploration Inc.

Also, on January 3, 2007, Ken Ralfs consented to and was appointed as an additional director of Opes Exploration Inc. by the Board of Directors. Mr. Ralfs was also appointed the President, the Chief Executive Officer, and the Chief Financial Officer of Opes Exploration Inc. on January 3, 2007, by the board of directors.

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Ken Ralfs (60years old) has been a self-employed geologist since 1989 and has served as a director and officer of various public companies since 1989. Mr. Ralfs received his B.S. Degree in Geology in 1975 from the University of British Columbia.

Neither Mr. Ralfs nor the other director or officers hold a directorship in any other reporting company, with the exception of the following:

Mr. Ralfs has been a director of Dynamic Resources Ltd. on the CNQ market since February 2004 and has been a director of Isx Resources Inc. on the TSX Venture market since August 2004.

There is no family relationship among the directors or officers.

During the last two years, there has been no transaction or proposed transaction that Opes Exploration Inc. was or is a party to in which Mr. Ralfs had or is to have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Opes Exploration Inc. has caused this report to be signed on its behalf by the undersigned duly authorized person.

OPES EXPLORATION INC.

By:/s/ Ken Ralfs
Dated: January 3, 2007           Ken Ralfs - CEO & President

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